EXHIBIT 10.3

WATERSTONE MORTGAGE CORPORATION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated this 24th day of April, 2024, by and between Waterstone Mortgage Corporation, a Wisconsin corporation (“Company”), Waterstone Financial, Inc. (“WSBF” solely for purposes of its obligations pursuant to Sections 3(a) through 3(c), below) and Jeffrey McGuiness (“Executive”).

WHEREAS, Company is engaged primarily in the highly competitive mortgage banker/broker industry; and

WHEREAS, Executive has been employed as the President and Chief Executive Officer of the Company since November 16, 2020; and

WHEREAS, Executive’s employment with the Company has been governed pursuant to the terms of an employment agreement dated November 2, 2020; and

WHEREAS, Company and Executive desire that Executive continue in his role as President and Chief Executive Officer of the Company in accordance with the terms of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby set forth the terms and conditions of the employment by Company of Executive.

1.         Effective Date; Supersedes All Prior Agreements. This Agreement is made effective as of April 24, 2024 (the “Effective Date”), and supersedes and replaces in their entirety any prior agreements between Company and Executive with respect to Executive’s employment by Company.

2.         Employment and Duties.

(a)         During the term of this Agreement, Company hereby agrees to employ Executive as President and Chief Executive Officer of Company. As such, Executive shall have the responsibilities, duties and authority reasonably accorded to and expected of such position, as well as such other duties and responsibilities as may be designated by the board of directors of the Company (the “Board of Directors”) from time to time. Executive shall also serve as a member of the Board of Directors for no additional compensation. Executive shall devote all of Executive’s productive time, ability, and attention to the business of Company during the term of this Agreement. Executive will report directly to the Board of Directors.

(b)         Executive shall faithfully adhere to, execute and fulfill all policies established by Company and the Board of Directors.

(c)         Executive shall not, during the Term of his employment hereunder, be engaged in any other business activity for gain, profit or other pecuniary advantage if the Board of Directors determines that such activity interferes or creates a conflict of interest with Executive’s duties and responsibilities hereunder.

3.         Compensation; Benefits. The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2.

(a)         Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at a rate of not less than $450,000 per year. During the Term, as defined in Section 4, Executive’s Base Salary shall be reviewed at least annually by December 31st of each year. Such review shall be conducted by the compensation committee of the board of directors of WSBF (the “Compensation Committee"). The Compensation Committee may increase, but not decrease, Executive’s Base Salary at any time, except for a decrease not in excess of any decrease generally applicable to all officers of the Company. Any increase (or decrease) in Base Salary shall become the “Base Salary” for purposes of this Agreement.

(b)          Incentive Based Compensation. Provided Executive is employed as of December 31 in a year for which incentive based compensation is to be paid, Executive shall be eligible to receive incentive based compensation (the “Incentive Based Compensation”) pursuant to the terms of an incentive plan to be established and approved by the Compensation Committee for each year of the Term (the “Annual Incentive Plan”). For calendar year 2024 of the Term, the Annual Incentive Plan shall be established and approved on or before May 31, 2024. For all other years of the Term, the Annual Incentive Plan shall be established on or before March 31 of the year to which the Annual Incentive Plan applies. Each Annual Incentive Plan shall be provided to Executive promptly following its approval. Incentive Based Compensation earned pursuant to an Annual Incentive Plan shall be paid to Executive on or before February 28 of the year following the year in which the Incentive Based Compensation was earned.

(c)         Equity Incentives. In April 2024 Executive shall be granted 30,000 options to purchase shares of WSBF stock (the “Stock Options”). The Stock Options shall vest in equal installments of 10,000 Stock Options on December 31 of each year of the Term. The Stock Options shall be incentive stock options to the maximum extent permitted by law and shall otherwise be subject to all terms and conditions of Waterstone Financial, Inc.’s ordinary and customary form of incentive stock agreement.

(d)         Other Benefits. Executive shall be entitled to participate in Company’s group health/medical, vision and dental insurance plans, and in Company’s 401(k) and other retirement plans, if any, to the same extent as other employees of Company and subject to the terms and conditions of such plans.

4.         Term; Termination; Rights on Termination.

(a)    Term. The Term of this Agreement shall being on the Effective Date and shall continue through December 31, 2026 (the “Term”), provided, however, that Executive’s employment with the Company may be terminated prior to the conlusion of the Term pursuant to Sections 4(b) through 4(i), below.

(b)         Termination By Company Without “Good Cause”; By Executive With “Good Reason”. Executive’s employment with Company may be terminated by Company with or without Good Cause, as defined below, and by Employee with or without Good Reason, as defined below. Nonetheless, in the event of termination of employment by Company without Good Cause or by Employee with Good Reason, Company (i) shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of: (A) his earned but unpaid Base Salary as of the date of his termination of employment with Company; (B) the vested benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs maintained for the benefit of Company’s officers and employees; (C) a payment equal to one (1) year's Base Salary, subject to the terms of this Section 4 and Sections 5 and 6 hereof; and (ii) shall accelerate or cause to be accelerated the vesting of the Stock Options. Any payment of severance hereunder shall be made over the one year period following Executive’s date of termination on a bi-weekly basis or in accordance with Company’s payroll practices for payments to employees. Each payment required under this Section 4(b), is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits will be payable only upon Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if Company and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(c)         Termination by Company for “Good Cause”. Company may terminate the Agreement for “Good Cause”, which shall include: (1) Executive's willful breach of this Agreement or material failure to adhere to Company policies related to Executive’s primary duties and responsibilities; (2) Executive's negligence in the performance, or intentional nonperformance, of the primary duties and responsibilities associated Executive’s position; (3) Executive's dishonesty, fraud or misconduct with respect to the business or affairs of Company; (4) Executive's arrest for or conviction of a felony or other crime involving moral turpitude or an offense that would make Executive’s continued employment impermissible under state or federal law or in accordance with HUD mortgagee eligibility or other investor requirements; (5) Executive’s inappropriate behavior or misuse or abuse of alcohol during normal and customary work hours or while in attendance at or participating in Company sponsored function; or (6) illegal drug use by Executive. In the event of Executive’s termination for Good Cause, Executive shall receive only his earned and unpaid Base Salary and other earned and unpaid benefits at the time of termination, and any other vested benefits to which he is entitled as a former employee under the employee benefit programs of Company. Employee shall forfeit all other benefits, Base Salary and Incentive Based Compensation.

(d)         Termination By Executive For “Good Reason”. Executive may terminate his employment hereunder for "Good Reason." As used herein, "Good Reason" shall mean (i) a material change in Executive’s functions, duties, or responsibilities with the Company, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 2, above; (ii) a material reduction in Executive’s base salary other than a reduction of base salary pursuant to Section 3, above; (iii) a liquidation or dissolution of the Company, other than a liquidation or dissolution which does not affect the status of Executive, or (iv) any material breach of this Agreement by Company, including the failure, without good cause, to pay Executive on a timely basis the amounts to which he is entitled under this Agreement.

(e)         Termination By Executive Other Than For “Good Reason”. Executive may terminate Executive’s employment with Company under this Agreement upon providing Company with written notice. Upon receipt of such notice, Company shall establish a termination date in its sole and absolute discretion that is not more thirty (30) days following the date on which such notice was received by Company; in no event shall the establishment of a termination date by Company be deemed a termination of Executive’s employment under Section 4(c) or Section 4(d), above. In the event of termination by Executive other than for Good Reason, Executive shall receive only his earned and unpaid Base Salary and other earned and unpaid benefits at the time of termination, and any other vested benefits to which he is entitled as a former employee under the employee benefit programs of Company. Employee shall forfeit all other benefits, Base Salary and Incentive Based Compensation. Such termination and payments shall not otherwise relieve Executive or Company from any liabilities either party may have to the other as a result of any breach of this Agreement by either party.

(f)         Release of Claims. Notwithstanding anything herein to the contrary, in the event Executive shall become entitled to a payment under this Section 4 (other than due to Executive’s death or incapacity due to Disability), Executive shall enter into a General Release of Claims against Company, in form and substance satisfactory to Company.

(g)         Disability or death. In the event of Executive’s death or Disability (defined below), Company shall have no further obligation to Executive other than the payment of: (i) his earned but unpaid Base Salary as of the date of his termination of employment with Company due to death or Disability and other earned and unpaid benefits at the time of termination; and (ii) the vested benefits, if any, to which Executive (or Executive’s beneficiary) is entitled as a former employee under the employee benefit plans and programs maintained for the benefit of Company’s officers and employees. For these purposes, Executive shall be determined to have a “Disability” or be “Disabled” if, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for four (4) consecutive months. Company may terminate Executive's employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such four (4) month period and Company gives Executive notice of its intention to terminate due to Disability as set forth herein. In such event, Company may, during or after the end of such four (4) month period, provide written notice to Executive of its intent to terminate Executive no later than thirty (30) days prior to the effective date of such termination set forth in such notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period or thirty (30) days after such notice is given, whichever is later).

(h)         Offset. In the event Executive’s employment is terminated for any reason, compensation under this Section 4, if any, is subject to offset by Company for claims, if any, it may have against Executive.

(i)    Return of Company Property. All records, designs, technical authoring, patents, business, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive on behalf of Company, vendors or customers which pertain to the business of Company shall be and remain the property of Company, and be subject at all times to the Company’s direction and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of Company, which is collected by Executive, as well as all computer hardware, software and any other equipment provided to Executive for use in his capacity as an Executive of Company shall be delivered promptly to Company without request by it upon termination of Executive’s employment.

5.         Confidential Information.

(a)         Executive agrees and acknowledges that, as a result of Executive’s employment with Company, Executive will learn or have access to various trade secrets, confidential and proprietary methods, techniques, processes, applications, approaches and other information in various forms, including without limitation software, forms, procedures, manuals, guidelines, other documents, and records, which such information is used or useful in the conduct of Company’s business, including its origination, processing, underwriting, closing, shipping and sale of mortgage products and its methods of market strategy (hereinafter collectively referred to as “Confidential Information”). Such Confidential Information shall include the all compensation, pricing, and other financial information regarding or related to the operation of Company and Company’s relationship with Executive, all customer information and all lead or prospect lists. Executive further acknowledges that: (i) although all or any part of such Confidential Information may be obtainable from other sources, it could only be obtained or developed at great expense over a long period of time and all such Confidential Information is therefore an extremely valuable and important business asset of Company, and (ii) the Confidential Information is the exclusive property of Company.

(b)         Executive shall not, at any time either during or after Executive’s employment by Company, regardless of how such employment terminates, directly or indirectly, use, disclose, publish, transfer, reveal, disseminate, or otherwise publicize or make available to anyone (other than an authorized employee of Company who needs such information to perform his or her employment duties or anyone else as required in the course of Executive’s performance of Executive’s obligations under this Agreement), the Confidential Information which Executive learns, or to which Executive has had access or which has been revealed to Executive during Executive’s employment with Company. The non-disclosure requirements of this Section do not prohibit Executive from disclosing information made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.         Non-Solicitation.

(a)    Definitions. As used in this Section 6:

(1)         The term “Restricted Customer” means any current customer of the Company to whom/which Executive provided business-related services on behalf of the Company or to whom/which any one or more individuals or Company business units supervised, managed, or directed by Executive provided business-related services on behalf of the Company anytime during the two (2) years immediately preceding the termination of Executive’s employment with the Company.

(2)         The term “Covered Employee” means any employee of the Company who, at the time of the actions proscribed in Section 7(b)(2), below, either (i) was directly supervised by Executive, (ii) served as a Vice President (including as Senior Vice President or Executive Vice President) of the Company and with whom Executive had direct and regular interaction in the course of performing Executive’s duties for the Company; (iii) served as a manager of a Company branch which generated five percent (5%) or more of the Company’s revenue during the calendar year in which the actions proscribed in Section 7(b)(2) occurred or the preceding calendar year; or (iv) served as a loan originator of the Company who generated five percent (5%) or more of the Company’s revenue during the calendar year in which the actions proscribed in Section 7(b)(ii) occurred or the preceding calendar year and with whom the Executive had direct and regular interaction in the course of performing Executive’s duties for the Company.

(b)         Executive will not, for a period of two (2) years following termination of his employment with Company, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjuction with any other person, persons, company, partnership, corporation or business of whatever nature:

(1)    solicit the business of any Restricted Customer for purposes which seek to compete with the Company;

(2)         will not directly or, working in conjunction with another or others, (i) encourage any Covered Employee to terminate his/her employment with the Company or to diminish the work or efforts any such employee provides to the Company, or (ii) solicit a Covered Employee for employment outside the Company or its affiliated entities.

(c)         The parties agree that the terms and conditions of the restrictive covenants set forth in this Agreement are reasonable and necessary for the protection of Company and its confidential information to prevent damage or loss to Company as a result of action taken by Executive. Executive acknowledges that the consideration provided for in this Agreement and the consideration of employment with the Company are sufficient to fully and adequately compensate Executive for agreeing to the restrictions set forth herein.

(d)         Executive recognizees that irreparable injury may result to Company and its business and property in the event of a breach by Executive of the restrictions imposed herein and agrees that if Executive shall engage in any act in violation of the provisions hereof, Company shall be entitled, in addition to such other remedies and damages as may be available to it, to an injunction prohibiting Executive from engaging in such act.

7.         Compliance.         Executive represents that he is aware of the regulatory and legal requirements of loan production offices and mortgage lending, and warrants that he will not violate them. Should any regulation or its interpretation change, both Company and Executive will do whatever is necessary to remain in compliance.

8.          Notices. Any notice required by this Agreement shall be given in writing and personally delivered or sent to the respective parties with the proper postage by registered or overnight mail addressed to Company at its headquarters office and to Executive at his current mailing address as provided to Company. Such notice shall be deemed given upon signature proof of delivery by courier, if not personally delivered. By written notice to the other party, a party may change the address to which any notice hereunder may be sent. In addition to other notices Executive may be required to provide Company under this Agreement, Executive shall have a duty to notify Company of any fact or circumstance relating to Company that could have an adverse effect on the business, finances or reputation of Company.

9.         Waivers. No provision of this Agreement may be waived except by a written instrument signed by the party waiving such provision. A waiver by either party of any of the terms and conditions of the Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, or of any other term or condition of the Agreement.

10.         Severability. If any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.         Successors and Assigns. Executive may not, under any circumstances, delegate any of Executive’s rights or obligations hereunder without first obtaining the written consent of Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, and personal representatives, including any successor of Company by merger, consolidation or other reorganization.

12.         Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Wisconsin without reference to the choice of law principles hereof.

13.         Arbitration of Disputes. Except as provided in Section 7(c), any unresolved dispute, controversy or claim, other than petitions for equitable relief, arising out of or relating to this Agreement, or the breach hereof (including arbitrability of any controversy or claim), shall be settled exclusively by arbitration, held in the city where Company’s main office is located, and in accordance with the rules of JAMS then in effect and the laws of the State of Wisconsin by an arbitrator or arbitrators who shall be appointed by Company. The arbitrator(s) shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by the arbitrator (or by a majority of the arbitration panel, if more than a single arbitrator) shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

14.         Entire Agreement. This Agreement and accompanying Exhibits contain the entire agreement between the parties and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth herein.

15.         Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

16.         Right of Executive to Enter into Agreement. Executive represents and warrants that (a) no legal, contractual or other restriction exists with respect to his entering into and performing under this Agreement and that he will at all times comply with any non-solicitation provisions by which he is bound and (b) he is not and has never been fined, suspended or disciplined or the subject of any regulatory audit, sanction or review by any federal, state or other agency, investor, insurer or regulatory authority.

17.         Counterparts and Electronic Signatures. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Executive, the Company and WSBF. This Agreement may be executed in two or more counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same agreement.

18.         Required Provision. Notwithstanding anything herein contained to the contrary, any payments to Executive by Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

WATERSTONE MORTGAGE CORPORATION

/s/ Douglas S. Gordon

By: Douglas S. Gordon

Its: Chairman of the Board of Directors

WATERSTONE FINANCIAL, INC.                 EXECUTIVE

/s/ William F. Bruss                                                /s/ Jeffrey McGuiness

By: William F. Bruss                                             Jeffrey McGuiness

Its: President & CEO